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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One)
[_] Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-Q   [_] Form N-SAR

                 For Period Ended:      August 31, 2009
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                 [_] Transition Report on Form 10-K
                 [_] Transition Report on Form 20-F
                 [_] Transition Report on Form 11-K
                 [_] Transition Report on Form 10-Q
                 [_] Transition Report on Form N-SAR
                 For the Transition Period Ended: ________________________

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 |Read Instruction (on back page) Before Preparing Form, Please Print or Type|
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 | Nothing in this form shall be construed to imply that the Commission has  |
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 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:
     Biomerica, Inc.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
     17571 Von Karman Avenue
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City, State, Zip Code
     Irvine, CA 92614
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PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form
XX       could not be eliminated without unreasonable effort or expense;
--   (b) The subject annual report, semi-annual report, transition report on
         Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
XX       filed on or before the fifteenth calendar day following the prescribed
-- due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant is currently gathering and analyzing certain accounting information and undergoing its periodic quarterly review by its auditors in order to complete its Form 10-Q. The process was delayed due to the move of the Company's facilities to its new location. The data and review could not be completed earlier without unreasonable effort and expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Janet Moore                   949              645-2111
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          (Name)                  (Area Code)       (Telephone No.)

(2) have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [X] Yes [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                   Biomerica, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 15, 2009                 By: /s/ Zackary S. Irani
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                                       Zackary S. Irani, Chief Executive Officer